                                                                  Exhibit 10.17
                                  [LETTERHEAD]


June 8, 1995


Mr. Robert B. Webster
5320 Laithbank Lane
Alpharetta, GA 30202

Dear Bob,

Confirming our various discussions, you are being offered the opportunity to join DEC International, Inc. (DEC) as Executive Vice President & Chief Financial Officer, effective June 9, 1995. Should you accept this offer, you would also carry identical titles for National Fiberstok Corporation (NFC).


RESPONSIBILITIES

In your new capacity, you would report directly to me and maintain your primary physical office at the corporate office in Atlanta. Your specific responsibilities would include, among others:

     - continuing development and installation of a new MIS infrastructure,

     - specification and execution of personnel training programs to utilize this new system,

     - development and maintenance of a sound financial control system and organization,

     - systematic and effective management of the company's cash movements,

     - financial reporting to all stakeholders, including lenders and equity holders,

     - primary communication with the company's lenders,

     - assistance in the development of a strategic planning system and plan, and

     - other activities as assigned by me.

Mr. Robert B. Webster - Page 2
June 8, 1995


CASH COMPENSATION

Your base compensation expressed in annual terms will be $153,000, paid bi-weekly. An appraisal of your performance pursuant to an agreed upon annual plan will form the basis for any increase in this base compensation. Such an increase will be subject to approval by the Compensation Committee of the Joint Board of Directors of DEC/NFC.

You will be eligible to earn incentive cash compensation of up to 20% of your base compensation. For the first year of your employment, the payout under this incentive plan will be guaranteed at the full 20%. In subsequent years, the payout under this plan will be determined by your performance against a mutually determined and agreed-upon incentive performance plan and must also be approved by the Compensation Committee.

INSURANCE AND RETIREMENT BENEFITS

You will be eligible to elect coverage under the insurance plans which are available to other executive employees of DEC/NFC. These are as follows:

     - medical care and hospitalization,

     - dental,

     - long-term disability (LTD),

     - short-term disability (STD),

     - life.

The latter two insurance plans are fully funded by the company. Medical, dental and LTD coverages require an employee co-payment which varies depending on the type of coverage elected. Plan documents and enrollment forms will be provided upon your acceptance of this offer of employment. As agreed, you will also be eligible for an annual complete, company paid physical examination.

You will be eligible for four weeks of company-paid vacation per year.

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Mr. Robert B. Webster - Page 3
June 8, 1995


You will also be eligible for participation in the NFC 401(k) plan. This plan provides for a company match of 60% of the first 6% of your pre-tax contributions to the plan. Naturally, this plan is subject to maximum contribution restrictions as prescribed by ERISA. These restrictions may vary depending on the demographic profile of the participants in the plan in any given year.

STOCK OPTION

You will also be awarded an option to purchase DEC stock under the provisions of the qualified managers and directors stock option plan currently being developed. Your specific grant under this plan will be for 57,736 option shares at an exercise price of $2.62 per share.

Vesting in this option will be according to the following schedule:

          Year Ending                             Vesting %
     ------------------------------------------------------------
          February 7, 1996                           33
          February 7, 1997                           67
          February 7, 1998                          100

Notwithstanding the schedule outlined above, your vesting in this option will accelerate to 100% in the event of a liquidity event involving the transfer of ownership of DEC.

SEVERANCE

Should DEC choose to terminate your employment for any reason other than an illegal act, you would be entitled to continuation of your then current base compensation for a period of nine months from the date of termination.

This severance would also be applicable should you or the company terminate your employment as a result of a transfer in ownership of DEC.

PROFESSIONAL ORGANIZATIONS

The company recognizes the value of maintaining contacts within the financial community. Therefore, NFC will sponsor membership fees and related approved expenses in the Financial Executives Institute, the Institute of Management Accountants and the American Institute of Certified Public Accountants.

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Mr. Robert B. Webster - Page 4
June 8, 1995


I believe this constitutes a complete summary of our discussions regarding your employment with DEC/NFC. If you are in agreement with the provisions of this offer, please indicate by countersigning this letter. A copy of the countersigned letter will be provided for your files.

Bob, I am extremely pleased to have you as a key member of the management team at DEC. I am confident that your efforts will have a major positive impact on the continued development of the company.

Sincerely,

NATIONAL FIBERSTOK CORPORATION


/s/ Robert M. Miklas
Robert M. Miklas
President & CEO

Accepted by:


/s/ Robert B. Webster        6/9/95
- ----------------------------------------
Robert B. Webster             Date

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                                  [LETTERHEAD]

August 15, 1996


Mr. Robert B. Webster
5320 Laithbank Lane
Alpharetta, Georgia 30202


Dear Bob:

Reference is made to my letter to you from National Fiberstok Corporation ("NFC") dated June 8, 1995 (the "Offer Letter").

This letter is to confirm the following points:

1. The terms of the Stock Option Award Agreements attached hereto (collectively, the "Stock Option Award Agreements") shall, effective as of the date hereof, supersede and replace the content of the section of the Offer Letter entitled "Stock Option."

2. NFC will credit you, upon exercise of the immediately vested 28,868 options an aggregate amount equal to $98,728.56 toward the purchase price, representing the difference between the exercise price of $4.33 per share referred to in the Award Agreements and the exercise price of $2.62 per share referred to in the Offer Letter, multiplied by 57,736 (the number of option shares referred to in the Offer Letter and Stock Option Award Agreements).

If you are in agreement with the foregoing, please indicate by countersigning this letter. A copy of the countersigned letter will be provided for your files.


Sincerely,

NATIONAL FIBERSTOK CORPORATION

/s/ Robert M. Miklas
Robert M. Miklas
President & CEO


AGREEMENT:

/s/ Robert B. Webster
- ---------------------
Robert B. Webster
Date: August 15, 1996